Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Steve Wold
Phone: 703-412-3231	Phone: 952-351-3056
E-mail: amanda.covington@atk.com	E-mail: steve.wold@atk.com

ATK Reports FY12 Third Quarter Operating Results

ATK Tightens Full-Year Sales and Announces New EPS Guidance

ATK Announces Business Segment Realignment and Share Repurchase Program

Arlington, Va.,  Feb. 2, 2012 — ATK (NYSE: ATK) today reported operating results for the third quarter of its Fiscal Year 2012, which ended on January 1, 2012.  Fully diluted earnings per share (EPS) were $1.51, compared to $2.09 in the prior-year quarter, reflecting the impact of a $33 million ($25 million net of taxes or $0.77 per share) accrual regarding a previously disclosed lawsuit related to the manufacture of LUU flares (the LUU flares accrual) arising from events that predated the acquisition of the Thiokol Corporation in 2001. The company has reached a tentative agreement with the plaintiff and the Department of Justice (DOJ) to settle the claim.  The company expects to finalize the agreement in the fourth quarter of the fiscal year.

The prior-year quarter included a $25 million ($15 million net of taxes, or $0.45 per share) reduction in sales, profit margins and EPS associated with a commercial aerospace structures program.  Excluding the prior-year quarter sales and profit reduction, and the current quarter LUU flares accrual, third quarter EPS would be $2.28 compared to $2.54 in the prior-year quarter (see reconciliation table for details).

Third quarter orders of $701 million were in line with the company’s expectations, with year-to-date orders totaling $2.8 billion and a total backlog of $6.1 billion. Third quarter sales of $1.1 billion were down approximately one percent from the prior-year quarter.  Lower sales on

NASA human spaceflight programs and lower modernization revenues within the Armament Systems group contributed to the decrease, which was partially offset by higher sales in commercial ammunition.

Margins in the third quarter of FY12 were 9.4 percent, compared to 11.2 percent in the prior-year quarter.  Lower margins in the current quarter can be attributed to the LUU flares accrual and sales mix and higher commodity prices within the Security and Sporting group, partially offset by a reversal of the fiscal 2010-2012 long-term incentive accrual.

“Consumers purchased lower priced and lower margin ammunition products in the third quarter impacting the company’s overall margin performance.  However, ATK’s continued focus on operating efficiencies and cost reductions supported margin improvement elsewhere in the business,” said Mark DeYoung, President and CEO. “Margins in the sporting market have been at historically high levels and we expect to see some continued pressure on our sales mix and margins in this business.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the third quarter of the fiscal year which ended January 1, 2012 (in thousands).

Sales:

	Quarters Ended				Nine Months Ended
	January 1, 2012	January 2, 2011	$ Change	% Change	January 1, 2012	January 2, 2011	$ Change	% Change

Aerospace Systems	$301,843	$321,288	$(19,445)	(6.1)%	$988,148	$1,067,020	$(78,872)	(7.4)%
Armament Systems	403,654	431,493	(27,839)	(6.5)%	1,108,771	1,313,046	(204,275)	(15.6)%
Missile Products	168,926	167,875	1,051	0.6%	484,261	483,693	568	0.1%
Security and Sporting	243,061	208,634	34,427	16.5%	720,977	676,917	44,060	6.5%
Total sales	$1,117,484	$1,129,290	$(11,806)	(1.1)%	$3,302,157	$3,540,676	$(238,519)	(6.7)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Nine Months Ended
	January 1, 2012	January 2, 2011	$ Change	% Change	January 1, 2012	January 2, 2011	$ Change	% Change
Aerospace Systems	$34,839	$23,935	$10,904	45.6%	$115,060	$98,499	$16,561	16.8%
Armament Systems	67,048	55,049	11,999	21.8%	190,415	158,185	32,230	20.4%
Missile Products	23,515	19,389	4,126	21.3%	61,532	47,689	13,843	29.0%
Security and Sporting	22,787	30,357	(7,570)	(24.9)%	75,436	95,623	(20,187)	(21.1)%
Corporate	(42,765)	(2,302)	(40,463)	(1,757.7)%	(59,072)	(6,157)	(52,915)	(859.4)%
Total operating profit	$105,424	$126,428	$(21,004)	(16.6)%	$383,371	$393,839	$(10,468)	(2.7)%

SEGMENT RESULTS

ATK currently operates in a four business group structure: Aerospace Systems; Armament Systems; Missile Products; and Security and Sporting.

AEROSPACE SYSTEMS

Third quarter sales in the Aerospace Systems group declined by six percent to $302 million compared to $321 million in the prior-year quarter.  The decrease was primarily driven by lower sales in NASA human space flight programs, and partially offset by the absence of the $25 million sales reduction recorded in the prior-year quarter.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the third quarter increased 46 percent to $35 million, compared to $24 million in the prior-year quarter.  The increase reflects the absence of the previously mentioned profit reduction taken in the prior-year quarter, partially offset by lower sales volume in human space flight programs.

ARMAMENT SYSTEMS

Third quarter sales in the Armament Systems group decreased six percent to $404 million, compared to $431 million in the prior-year quarter.  The decrease was primarily driven by the absence of modernization funding at the Radford Army Ammunition Plant; lower modernization funding at the Lake City Army Ammunition Plant; and lower sales of medium-caliber guns, partially offset by higher energetics sales.

Operating profit in the third quarter rose 22 percent to $67 million, compared to $55 million in the prior-year quarter.  The higher operating profit primarily reflects a favorable change in the sales mix across the group and operating efficiencies in advanced weapons and energetics businesses.

MISSILE PRODUCTS

Third quarter sales in the Missile Products group increased slightly to $169 million, compared to $168 million in the prior-year quarter. The increase reflects additional sales associated with the production ramp-up of the Advanced Anti-Radiation Guided Missile (AARGM) program, partially offset by lower tactical rocket motor sales.

Operating profit in the third quarter rose by 21 percent to $24 million, compared to $19 million in the prior-year quarter, primarily reflecting the benefit of operating efficiencies.

SECURITY AND SPORTING

Third quarter sales in the Security and Sporting group grew by 17 percent to $243 million, compared to $209 million in the prior-year quarter.  The increase primarily reflects stronger domestic and international demand for the company’s commercial ammunition.

Operating profit in the third quarter decreased by 25 percent to $23 million compared to $30 million in the prior-year quarter.  The decrease primarily reflects a continued shift in demand toward lower-margin ammunition, and higher raw materials costs.

CORPORATE AND OTHER

In the third quarter, corporate and other expenses totaled $43 million, compared to $2 million in the prior-year quarter.  The increase primarily reflects costs associated with the LUU flares accrual, increased pension expense and higher inter-company eliminations.  The effective tax rate for the quarter was 42.0 percent compared to 30.7 percent in the prior-year quarter.  The higher rate primarily reflects the non-deductible portion of the LUU flares accrual, the absence of the benefit in the prior year from the retroactive extension of the Federal research and development (R&D) tax credit and a smaller benefit recorded this year for the Domestic Manufacturing Deduction.

REALIGNMENT

ATK announced it will operate in a three-group structure at the beginning of Fiscal Year 2013. These three operating units will be the Aerospace Group, the Defense Group, and the Sporting Group.

“The three-group structure demonstrates our ongoing commitment to competitiveness and long-term growth,” said DeYoung. “This alignment will maximize efficiency, reduce cost, support customer needs, leverage our investments, and improve overall agility within our markets.”

CAPITAL DEPLOYMENT

The Board of Directors approved the previously announced $.20 per share dividend for the quarter and authorized a share repurchase program of up to $200 million, which the company expects to execute over the next two years.

“ATK is determined to deliver value to our shareholders,” DeYoung said. “We will continue to execute a balanced capital deployment program, including a cash dividend, a share repurchase program, capital expenditures, debt management, and responsible growth strategies.”

The shares may be purchased from time to time in open market, block purchase, or negotiated transactions, subject to compliance with applicable laws and regulations and the company’s debt covenants, depending upon market conditions and other factors. The new repurchase authorization also allows the company to make repurchases under Rule 10b5-1 of the Securities Exchange Act of 1934.  This share repurchase program replaces the prior program authorized in 2008.

FY12 FULL-YEAR UPDATE AND INITIAL FY13 OUTLOOK

ATK now expects full-year sales of approximately $4.6 billion, compared to its previous guidance of $4.6-$4.7 billion.  Due primarily to the $33 million LUU flares accrual and lower margins within the Security and Sporting group, ATK now expects full-year EPS in a range of $7.65 - $7.75, compared to its previous range of $8.50-$9.00.

Due to the non-deductible portion of the LUU flares accrual, the company now expects a full-year tax rate of approximately 35.5 percent.  For Fiscal Year 2012, ATK continues to expect pension expense of approximately $135 million, free cash flow in a range of $225 - $250 million (despite the now-expected cash payment for the LUU flares accrual), and capital expenditures of approximately $130 million (see reconciliation table for details).

ATK’s operating results in FY13 will be impacted by the recent loss of the Radford Army Ammunition Plant, which is expected to reduce FY13 sales by approximately $170 million.  The company also expects continued pressure in its NASA and military ammunition businesses due to the constrained federal budget.  FY13 pension expense is expected to be approximately $180 million, while pension contributions are expected to be approximately $160 million compared to the $62 million the company was required to contribute in FY12.  FY13 margins in the new Sporting Group are expected to be consistent with the FY12 third quarter results of the Security and Sporting group, reflecting continued demand for lower-priced and lower-margin ammunition products.

Reconciliation of Non-GAAP Financial Measures

Earnings Per Share

The Earnings Per Share (EPS) excluding the effect of the LUU flares accrual and the commercial aerospace sales and profit reduction is a non-GAAP financial measure that ATK defines as earnings per share less the impact of the LUU flares accrual and the commercial aerospace sales and profit reduction.  ATK management is presenting this measure so that a reader may compare EPS excluding these items as this measure provides investors with an important perspective on the operating results of the Company.  ATK management uses this measurement internally to assess business performance and ATK’s definition may differ from that used by other companies.

Total ATK for the Quarter Ending

January 1, 2012:

	Sales	EBIT	Margin	Taxes	After- tax	EPS
As reported	$1,117,484	$105,424	9.4%	$36,085	$49,685	$1.51
LUU flares accrual		33,305		8,065	25,240	$0.77
As adjusted	$1,117,484	$138,729	12.4%	$44,150	$74,925	$2.28

January 2, 2011:

	Sales	EBIT	Margin	Taxes	After- tax	EPS
As reported	$1,129,290	$126,428	11.2%	$31,108	$70,181	$2.09
Commercial aerospace sales and profit reduction	25,000	25,000		10,000	15,000	$0.45
As adjusted	$1,154,290	$151,428	13.1%	$41,108	$85,181	$2.54

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2012

Cash provided by operating activities	$355,000–$380,000
Capital expenditures	~(130,000)
Free cash flow	$225,000–$250,000

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of current commercial aerospace structures programs; uncertainties related to the development of NASA’s new Space Launch System; demand for commercial and military ammunition; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; assumptions regarding the company’s long-term growth strategy; assumptions regarding the growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(preliminary and unaudited)

	QUARTERS ENDED		NINE MONTHS ENDED
(Amounts in thousands except per share data)	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011

Sales	$1,117,484	$1,129,290	$3,302,157	$3,540,676
Cost of sales	871,680	896,490	2,549,873	2,804,521
Gross profit	245,804	232,800	752,284	736,155
Operating expenses:
Research and development	14,624	12,733	41,711	42,388
Selling	39,989	39,011	121,421	118,262
General and administrative	85,767	54,628	205,781	181,666
Income before interest, income taxes, and noncontrolling interest	105,424	126,428	383,371	393,839
Interest expense	(19,783)	(25,234)	(69,933)	(63,278)
Interest income	203	190	431	318
Income before income taxes and noncontrolling interest	85,844	101,384	313,869	330,879
Income tax provision	36,085	31,108	112,308	88,440
Net income	49,759	70,276	201,561	242,439
Less net income attributable to noncontrolling interest	74	95	368	367
Net income attributable to Alliant Techsystems Inc.	$49,685	$70,181	$201,193	$242,072

Alliant Techsystems Inc.’s earnings per common share:
Basic	$1.52	$2.11	$6.10	$7.28
Diluted	$1.51	2.09	6.06	7.21
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	32,781	33,320	32,966	33,267
Diluted	32,955	33,625	33,181	33,586

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(preliminary and unaudited)

(Amounts in thousands except share data)	January 1, 2012	March 31, 2011
Assets
Current assets:
Cash and cash equivalents	$355,481	$702,274
Net receivables	961,184	945,611
Net inventories	333,226	242,028
Income tax receivable	—	22,228
Deferred income tax assets	70,990	65,843
Other current assets	52,631	81,249
Total current assets	1,773,512	2,059,233
Net property, plant, and equipment	601,343	587,749
Goodwill	1,251,536	1,251,536
Deferred income tax assets	97,673	100,519
Deferred charges and other non-current assets	527,003	444,808
Total assets	$4,251,067	$4,443,845
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$25,000	$320,000
Accounts payable	224,991	292,281
Contract advances and allowances	120,638	121,927
Accrued compensation	105,195	135,442
Accrued income taxes	19,066	—
Other accrued liabilities	281,974	193,836
Total current liabilities	776,864	1,063,486
Long-term debt	1,280,360	1,289,709
Postretirement and postemployment benefits liabilities	118,868	126,012
Accrued pension liability	636,671	671,356
Other long-term liabilities	118,006	127,160
Total liabilities	2,930,769	3,277,723
Commitments and contingencies
Common stock - $.01 par value
Authorized - 180,000,000 shares
Issued and outstanding 32,976,504 shares at January 1, 2012 and 33,519,072 at March 31, 2011	330	335
Additional paid-in-capital	556,808	559,279
Retained earnings	2,186,923	2,005,651
Accumulated other comprehensive loss	(777,751)	(787,077)
Common stock in treasury, at cost, 8,578,945 shares held at January 1, 2012 and 8,036,377 at March 31, 2011	(655,744)	(621,430)
Total Alliant Techsystems Inc. stockholders’ equity	1,310,566	1,156,758
Noncontrolling interest	9,732	9,364
Total stockholders’ equity	1,320,298	1,166,122
Total liabilities and stockholders’ equity	$4,251,067	$4,443,845

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(preliminary and unaudited)

	NINE MONTHS ENDED
(Amounts in thousands)	January 1, 2012	January 2, 2011
Operating activities
Net income	$201,561	$242,439
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	69,165	71,683
Amortization of intangible assets	8,357	8,388
Amortization of debt discount	10,651	12,795
Amortization of deferred financing costs	3,753	3,766
Deferred income taxes	(7,945)	14,703
(Gain) loss on disposal of property	(4,679)	2,560
Share-based plans expense	8,321	7,648
Excess tax benefits from share-based plans	(23)	(465)
Changes in assets and liabilities:
Net receivables	(112,251)	(221,033)
Net inventories	(91,197)	(33,496)
Accounts payable	(55,274)	(28,094)
Contract advances and allowances	(1,289)	15,698
Accrued compensation	(40,852)	(61,438)
Accrued income taxes	37,500	(41,384)
Pension and other postretirement benefits	25,780	66,638
Other assets and liabilities	73,162	66,297
Cash provided by operating activities	124,740	126,705

Investing activities
Capital expenditures	(97,916)	(72,986)
Acquisition of business	—	(172,251)
Proceeds from the disposition of property, plant, and equipment	7,329	333
Cash used for investing activities	(90,587)	(244,904)

Financing activities
Payments made on bank debt	(15,000)	(8,438)
Payments made to extinguish debt	(300,000)	(537,576)
Proceeds from issuance of long-term debt	—	750,000
Payments made for debt issue costs	—	(19,893)
Purchase of treasury shares	(49,991)	—
Dividends paid	(19,921)	—
Proceeds from employee stock compensation plans	3,943	7,645
Excess tax benefits from share-based plans	23	465
Cash (used for) provided by financing activities	(380,946)	192,203
(Decrease) Increase in cash and cash equivalents	(346,793)	74,004
Cash and cash equivalents - beginning of period	702,274	393,893
Cash and cash equivalents - end of period	$355,481	$467,897